Exhibit 4.(b)(2)

                            SENDAS DISTRIBUIDORA S.A.
                             SHAREHOLDERS AGREEMENT

By this private instrument, the undersigned, hereinafter collectively referred to as "Shareholders":

A) SENDAS S.A., a company with its principal place of business in the City of Sao Joao de Meriti, State of Rio de Janeiro, at Avenida Presidente Dutra, No. 4674, Jardim Jose Bonifacio, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 31.911.548/0001-17, herein duly represented pursuant to its By-Laws (hereinafter referred to as "SENDAS"); and


B) COMPANHIA BRASILEIRA DE DISTRIBUICAO, a company with its principal place of business in the City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Luiz Antonio No. 3142, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 47.508.411/0001-56, herein duly represented pursuant to its By-Laws (hereinafter referred to as "CBD");


C) SE SUPERMERCADOS LTDA., a company with its principal place of business in the State of Sao Paulo, at Av. Brigadeiro Luiz Antonio No. 3172, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 01.545.828/0001-98, herein duly represented pursuant to its Articles of Association (hereinafter "SE"); and


D) NOVASOC COMERCIAL LTDA., a company with its principal place of business in the Capital City of the State of Sao Paulo, at Av. Brigadeiro Luiz Antonio No. 3126, 2nd floor, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 03.139.761/0001-17, herein duly represented pursuant to its Articles of Association (hereinafter "NOVASOC");
ITEM 20

CBD, SE and NOVASOC hereinafter collectively referred to as "CBD Companies",

and, as intervening consenting parties,

E) SENDAS DISTRIBUIDORA S.A., the new corporate name of Companhia Distribuidora Alves Furtado, a company with its principal place of business in the City of Sao Joao de Meriti, State of Rio de Janeiro, at Rodovia Presidente Dutra No. 4674 - part occupancy, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 06.057.223/0001-71, herein duly represented pursuant to its By-Laws (hereinafter referred to as "Company");

F) ARTHUR ANTONIO SENDAS, Brazilian, married, businessman, resident and domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, bearer of Identity Card RG No. 1.183.197 IFP/RJ, issued on July 17, 1967, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 016.084.447-91;

G) SENDAS EMPREENDIMENTOS E PARTICIPACOES LTDA, with its principal place of business in the Municipality of Sao Joao do Meriti, State of Rio de Janeiro, at Rodovia Presidente Dutra No. 4674, Km 4.5, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 30.630.362/0001-27, herein duly represented pursuant to its By-Laws (hereinafter referred to as "SENDAS EMPREENDIMENTOS");

H) PAO DE ACUCAR S.A. INDUSTRIA E COMERCIO, with its principal place of business in the City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Luiz Antonio No. 3126, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 61.550.182/0001-69, herein duly represented pursuant to its By-Laws (hereinafter referred to as "PAIC");


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I) PENINSULA PARTICIPACOES LTDA., with its principal place of business in the
City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Luiz Antonio No. 3126, 2nd floor, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 58.292.210/0001-80, herein duly represented pursuant to its By-Laws (hereinafter referred to as "PENINSULA");

J) NOVA PENINSULA PARTICIPACOES S.A., a company organized and existing under the laws of the Federative Republic of Brazil, with its principal place of business in the City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Luiz Antonio No. 3126, 2nd floor, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 66.056.524/0001-02, herein duly represented pursuant to its By-Laws (hereinafter referred to as "NOVA PENINSULA"); and

K) ABILIO DOS SANTOS DINIZ, Brazilian, legally separated, businessman, bearer of Identity Card RG SSP/SP No. 1.965.961, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 001.454.918-20, with offices in the City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Luiz Antonio No. 3142.

Whereas:

1) Subject to the terms and conditions of the Investment and Joint Venture Agreement executed between CBD and SENDAS, the Shareholders intend to share the exercise of the Company's equity control;

2) The Investment and Joint Venture Agreement established that the capital stock of the Company would be divided between CBD and SENDAS in the proportion of 50% each; CBD, with the consent of SENDAS, decided that the shares to which it would be entitled representing 50% of the capital stock of the Company be distributed among itself, CBD, and two of its controlled companies to be merged into CBD in due course, SE and NOVASOC; on the date hereof, the capital composition of the Company is the one described in the chart included in item 3.2 below;

3) The Shareholders established the Company as a joint venture with the purpose of operating in the retail market in general, through the combination of the operating activities of the two (2) chains in the State of Rio de Janeiro;

4) The Shareholders, as specified in the chart included in item 3.2 below, are the holders of shares representing the total capital stock of the Company;

5) SENDAS EMPREENDIMENTOS exercises the direct Equity Control of SENDAS and is the lawful owner and possessor of 90,230,408 its common shares, all of which with no par value representing approximately ninety-point-two-three percent (90.23%) of the voting capital and the total capital stock of SENDAS;

6) ARTHUR ANTONIO SENDAS holds 759,094,476 quotas, representing approximately 65.09% of the total quota capital of SENDAS EMPREENDIMENTOS; and

7) PAIC, PENINSULA, NOVA PENINSULA and ABILIO DINIZ, jointly, are the lawful holders and possessors of 45,046,424,065 common shares and 7,340,566,125 preferred shares issued by CBD, representing 79.95% of the voting capital and 46.16% of the total capital stock of CBD;

8) CBD controls SE and NOVASOC and is the holder of eight hundred and ninety-seven million, one hundred and twenty-six thousand and nineteen (897,126,019) quotas issued by SE and 1,000 quotas issued by NOVASOC;

9) In view of the provisions of whereas clause (2) above, for the purposes of this Agreement, CBD, SE and NOVASOC shall be deemed to be one and only shareholder; therefore, whenever this Agreement refers to "Shareholder", such reference shall mean SENDAS, severally, or CBD Companies, jointly.

The Shareholders hereby resolve to enter into to this Shareholders Agreement, for the purposes and effects of Article 118 of Law No. 6404, of December 15, 1976, in accordance with the clauses and conditions established below,


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which have been freely covenanted among the Shareholders and the Intervening
Consenting Parties, all of whom undertake to observe them and cause them to be observed.

                                    ARTICLE I
                                   DEFINITIONS

1.1. For the purposes of this Agreement, the following definitions are adopted:

a) "Class A Common Share" is a Class A type common share issued pursuant to Article 16, III, of the Corporation Law, which assures the holder thereof the right to elect, in a separate voting procedure, one (1) member of the Board of Directors of the Company;

b) "Shareholder" is SENDAS, severally, or CBD Companies, jointly, while "Shareholders" are SENDAS, CBD, SE and NOVASOC jointly;

c)       "Offered Shareholder" has the meaning ascribed to it in letter (a) of item 6.2 below;

d)       "Offering Shareholder" has the meaning ascribed to it in letter (a) of item 6.2 below

e) "Shares" are (i) all common and preferred shares issued by the Company held, or that may be held in the future, by any of the Shareholders for any reason and on any account, including, but not limited to, as a result of subscription, purchase, split, distribution of stock dividends, distribution of dividends with payment in shares and capitalization of profits or other reserves, or that may be held by any Shareholders as a result of mergers, consolidations or spin-offs;
         (ii) securities that are convertible into common and/or preferred shares issued by the Company and held, or that may be held in the future, by the Shareholders; (iii) stock options to purchase common and/or preferred shares issued by the Company; (iv) subscription bonuses and subscription rights for common and/or preferred shares of the Company held, or that may be held in the future, by the Shareholders; and (v) any other shares to which voting rights have been attributed, whether by virtue of legal and/or statutory provisions;

f)       "Agreement" is this Shareholders Agreement;

g) "Investment Agreement" means the Investment and Joint Venture Agreement executed by SENDAS and CBD on February 5, 2004;

h)       "Acquirer" has the meaning ascribed to it in item 6.6.1 below;

i) "Transfer" is the act of selling, assigning, contributing to the capital of another company and/or any other act that results in the transfer or disposal of the rights relative to any Share, while "Transfer of" is understood as the effect of any such acts;

j)       "Committees" has the meaning ascribed to it in item 4.1.11 below;

k) "Recitals" are the recitals contained in the preamble of this Agreement;

l) "SENDAS Controller" is Mr. ARTHUR ANTONIO SENDAS, or any company that is or may become directly or indirectly controlled by him;

m) "CBD Controller" is Mr. ABILIO DOS SANTOS DINIZ, or any company that is or may become directly or indirectly controlled by him;

n) "Equity Control" means the direct or indirect title to ownership rights that on a permanent basis assure preponderance in corporate resolutions and the power to elect the majority of the management;

o) "By-Laws" means the By-Laws of the Company to be approved by the Shareholders in a Special Shareholders' Meeting, in the form of the draft that constitutes an Exhibit to the Investment Agreement, as


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         well as subsequent statutory amendments that may be implemented pursuant to this Agreement;

p) "Encumbrance" is the generic designation given to any type of pledge, burden or encumbrance regardless of its title and/or nature, including, but not limited to, pledge, bond, usufruct and chattel mortgage;

q) "IPC" is the Consumer Price Index (Indice de Precos ao Consumidor) published by the Economic Research Institute Foundation (FIPE);

r) "Key Performance Indicators (KPIs)" are performance measures of the Company's management calculated based on sales per square meter, sales per employee, man-hours effectively worked, check-out and, with respect to the Company, based on earnings before interest, tax, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), net income and return on capital employed (ROCE);

s)       "Corporation Law" is Law No. 6404/76, as subsequently amended;

t) "Joint Participation" is the sum of the participations of the Shareholders in the voting capital of the Company;

u) "Term for First Refusal" has the meaning ascribed to it in letter (c) of item 6.2 below;

v) "Annual Investments Program" is the program approved by the Board of Directors of the Company which defines the Company's plan for investments and strategic activities at the beginning of each fiscal year;

w) "Exclusive Territory" is the territory where the Company operates, i.e., the State of Rio de Janeiro with the expansion possibility into the State of Espirito Santo; and

x) "Transfer Value" is the fair market price of the Shares on a given date ("Date") calculated by a prime investment bank selected by mutual agreement between the Shareholders with proven independence from such Shareholders and which is experienced in appraising companies in the retail field; in case the Shareholders fail to agree on the choice of the referred investment bank, the Chairman of the Chamber of Conciliation and Arbitration of Fundacao Getulio Vargas (Camara de Conciliacao e Arbitragem da Fundacao Getulio Vargas - FGV) or, if he/she is not able to choose, the Chairman of the Chamber of Arbitration of the Market, of the Bovespa (Sao Paulo Stock Exchange), will be responsible for making such choice. Given that the Company, unlike other companies in the sector, has no real estate properties of its own, the calculation of the Transfer Value shall be based on one of the following criteria, or on a combination of any of them: (i) multiple of sales, (ii) multiple of EBITDA, and (iii) discounted cash flow. Regardless of the criterion adopted for the evaluation, the Transfer Value shall have a minimum value ("Minimum") equal to the results from the application of a multiple of forty percent (40%) of the Company's gross sales for the twelve (12) months prior to the Date. If the Transfer Value is greater than the Minimum, the Transfer Value shall be limited to a maximum value ("Maximum") equal to the market value of CBD on the Date, as assessed by the same investment bank, using any one of the above criteria or a combination of any of them. If the assessed Transfer Value is greater than the Minimum, the Transfer Value may not surpass the Maximum. The assessment of the Transfer Value shall be completed within a period of thirty (30) calendar days as of the date the mentioned investment bank is contracted by the Shareholders.

y)       "CBD Companies" are CBD, SE and NOVASOC, when referred to jointly.


                                   ARTICLE II
                         BASIC PRINCIPLES OF THE COMPANY

2.1. This Agreement has the purpose of disciplining the relations between the Shareholders in their capacity of holders of Shares of the Company, thereby establishing the terms and conditions to which certain matters in the Company's interest shall be conducted as established in this Agreement and in its By-Laws. For such


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         purpose, the Shareholders hereby covenant that the following basic principles shall serve as guidelines for the manner of action of the Shareholders of the Company during the term of effectiveness of this
         Agreement:

(a) the equity control of the Company shall be exercised in a shared form between, on the one part, SENDAS, and, on the other part, CBD Companies;

(b) to elect a Board of Directors and Executive Committees, so as to ensure the Shareholders efficient mechanisms for the supervising of the Company's performance, by adopting the best corporate governance practices;

(c) to maintain and enhance the identity of the Company as a Company that is active in the retail market of the State of Rio de Janeiro and, in the future, in the State of Espirito Santo, through multi-format stores;

(d) CBD shall be fully responsible for the operating and administrative management of the Company, having complete freedom to take decisions concerning the day-to-day operations of the Company's stores and being responsible for the direct management of the businesses, provided that such management is conducted by experienced professionals having flawless reputation and renowned technical competence and who have the necessary qualifications for performance in their respective positions;

(e) strategic decisions concerning the Company as well as the human resources policy shall always be oriented to the best interests of the Company;

(f) management of the Company shall always seek levels of profitability, efficiency, productivity and competitiveness that are compatible with best practices in the relevant field of business, thereby ensuring the continuity of its operations; and

(g) any business relations between the Shareholders and the Company shall always be conducted and performed on market conditions.

2.2. Each of the Shareholders undertakes to exercise its voting rights in the Company's shareholders' meetings, as well as to cause its representatives on the Company's Board of Directors to vote in the relevant body, always in compliance with the basic principles established in item 2.1 above and in accordance with the other provisions of this Agreement. Any action that does not totally conform to this Agreement is strictly forbidden.


                                   ARTICLE III
                                  CAPITAL STOCK

3.1. The capital stock of the Company, which is fully subscribed, is nine hundred million and two thousand Reais (R$ 900,002,000.00), divided into nine hundred million and two thousand (900,002,000) shares, being five hundred million and two thousand (500,002,000) common shares and four hundred million (400,000,000) preferred shares, all of which are registered and have no par value.

3.2.     The Shares are distributed among the Shareholders as follows:

------------------------------------------------------------------------
Shareholder              No. Common            No. of      Percentage (%)
                             Shares       Preferred Shares   of Total
CBD                        25,003,741              -0-
------------------------------------------------------------------------
NOVASOC                     2,019,395              -0-
------------------------------------------------------------------------
SE                        222,977,864      199,999,994
------------------------------------------------------------------------
Total CBD Companies       250,001,000      199,999,994          50
------------------------------------------------------------------------
SENDAS                    250,001,000      199,999,994          50
------------------------------------------------------------------------
Board Members                     -0-               12
------------------------------------------------------------------------


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Total                     500,002,000      400,000,000         100
------------------------------------------------------------------------


3.3. In accordance with the provisions of the Investment Agreement (a) the preferred Shares subscribed by Sendas, whether paid-in or not, shall be entitled to receive full dividends (b) the preferred Shares shall be converted into common Shares if the conditions established in the Investment Agreement are met; (c) the Shareholders undertake, once the conditions for the conversion under the Investment Agreement are met, to call a Company Shareholders' Meeting and to vote for approval of the conversion on the ratio of one common Share to each preferred Share.


                                   ARTICLE IV
                                   MANAGEMENT

4.1.     Board of Directors

4.1.1. The Board of Directors of the Company shall consist of twelve (12) regular members and four (4) alternate members, with terms of office of two (2) years, to which offices they may be reelected.

4.1.2. The Board of Directors shall meet on a regular basis every sixty (60) days, and on a special basis at any time when called by the Chairman or by one third (1/3) of the board members in office. The Chairman of the Board of Directors of the Company shall be Mr. ARTHUR ANTONIO SENDAS.

4.1.2.1. In view of the intuitu personae nature of the appointment of Mr. ARTHUR ANTONIO SENDAS as Chairman of the Company's Board of Directors, in the event of his death, incapacity or non-qualification during the term of effectiveness of this Agreement, the Shareholders shall elect his substitute by mutual agreement within thirty (30) days as of the relevant event.

4.1.3. The Shareholders may determine the creation of Board of Directors' Committees to examine specific matters that demands the analysis and technical knowledge that is peculiar to the committee members.

4.1.4. Each Shareholder shall have the right to individually appoint four (4) regular members of the Board of Directors of the Company and two (2) alternate members associated to them; the four (4) remaining members - who shall have no alternate members - shall be appointed by mutual agreement by the Shareholders among professionals in the market that have no relationship with the Shareholders ("Independent Board Members"). If any of the Shareholders have its participation reduced to less than fifty percent (50%) of the Joint Participation, it will be entitled to appoint board members as follows:

        ------------------------------------------------------------------------
             Shareholders' Participation              Number of board members
             in the Joint Participation                  to be designated
        ------------------------------------------------------------------------
        More than 40% and less than 50%                      Three (3)
        ------------------------------------------------------------------------
        More than 25% percent and less than 40%               Two (2)
        ------------------------------------------------------------------------
        More than 12.5% and less than 25%                     One (1)
        ------------------------------------------------------------------------

4.1.4.1. If SENDAS, due to the exchange described in item 6.9.3 below, becomes the owner of one (1) Class A Common Share, SENDAS shall have the right to elect, in a separate voting procedure, for as long as the Company exists, only one (1) member of the Board of Directors of the Company, with all other members of the Board of Directors being elected by CBD Companies.

4.1.5. The Shareholders undertake to exercise their voting right in the Company's shareholders agreements so as to ensure that the members of the Board of Directors are elected as provided under item 4.1.

4.1.5.1. A Shareholder that exercises the right to designate board members based on the provisions of this Agreement may not concomitantly use the right provided in the Corporation Law to elect a board member in a separate voting procedure.

4.1.6. A Shareholder may at any time substitute any board member that it has appointed, and both Shareholders undertake to exercise the voting rights in the Company's shareholders meetings so as to


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         ensure the election of the substitute.

4.1.7. In the event of temporary vacancy, removal, resignation, substitution, or any event that implies the need to substitute one of the members of the Board of Directors of the Company, the Shareholder that appointed such member shall have the right to designate his/her relevant substitute. The Shareholders and the board members agree to vote in the Company's shareholders' meeting and in the Board of Directors's meetings, respectively, so as to ensure the election of the appointed member.

4.1.8. The Shareholders shall resolve as to the form for use of their vote so as to ensure the fulfillment of the objective established in the items of this Article IV, it being certain, however, that none of the Shareholders shall request the adoption of the multiple vote procedure without prior and express agreement of the other Shareholder. For resolutions of the Board of Directors, each board member, including the Chairman, shall have the right to one vote.

4.1.9. The meetings of the Board of Directors shall be held with the presence of the majority of the members in office and, with due regard for the provisions of item 4.1.9.2 below, its resolutions, including proposals to be submitted to the Shareholders' Meeting, shall be approved by the majority vote of the board members present.

4.1.9.1. In addition to the attributions provided by law, it shall be incumbent upon the Board of Directors:

(a) to authorize the granting or assumption of loans, financing, leasing, guarantees or assumption of a thirty party debts, including the issuance of debentures, when the amount of the transaction is greater than twenty million Reais (R$ 20,000,000.00), adjusted by the variance of the IPC or consumer price index;

(b) to authorize the performance of outside the activities comprised in the corporate purpose of the Company;

(c)      to approve or to review the Annual Investments Program;

(d) to resolve on the acquisition, sale or encumbrance of the Company's businesses or assets, when the individual amount exceeds twenty million Reais (R$ 20,000,000.00), adjusted by the variance of the IPC.

4.1.9.2. None of the matters listed in item 4.1.9.1 may be approved if there are dissenting votes of two (2) board members appointed by SENDAS, or dissenting votes of two (2) board members appointed by CBD Companies. In exercising a dissenting vote, the board member shall explain the reasons for his/her decision.

4.1.9.3. In the event of a tie for a resolution concerning a matter that is not listed under item 4.1.9.1, the Board of Directors shall meet within the subsequent fifteen days for a new resolution. If the differences persist, the position to be adopted shall be defined by the Special Committee, as provided under Article VII below.

4.1.10.  Each Shareholder shall assign and transfer, on a fiduciary basis, one
         (1) preferred share held by it to each of the board members. For the purposes of this Agreement, the preferred Shares assigned to the Board Members shall be considered to be property of the assigning Shareholder. Each Shareholder agrees to obtain from each board member to whom it has transferred a preferred Share a power of attorney granting full powers to transfer back such preferred Share in the event that the assignee for any reason ceases to be a member of the Board or is hindered from fully performing his/her attributions in the relevant position.

4.1.11. The Company shall have an Executive Committee, a Finance Committee, a Development and Marketing Committee and an Audit Committee (hereinafter referred to as "Committees"), which shall assist the Board of Executive Officers and the Board of Directors in their interaction and cooperation. In addition to such Committees, the Company shall have a Special Committee for solution of divergences, pursuant to Article VII below.

4.1.12. Each Committee shall consist, at the discretion of the Board of Directors, of four (4) to six (6) members, with half of the members of each Committee being appointed by each of the Shareholders. CBD Companies will appoint the Coordinators of the Executive Committee and of the Audit Committee, and SENDAS will appoint the Coordinators of the Finance Committee and of the Development and Marketing Committee. The Coordinators shall be members of the Board of Directors. The terms of office of the members of each Committee shall be the same as those of the members of the Board of Directors.

4.1.13. Under the supervision of the Board of Directors, the Committees shall supervise the tasks of the Company's Board of Executive Officers and, pursuant to the terms of the Company's By-Laws, shall have the following attributions:

        I) The Executive Committee shall meet monthly at the Company's headquarters and shall have the following attributions:

          (a) to supervise the work of the Board of Executive Officers in preparing the annual/pluriannual budget and relevant revisions;

          (b) to supervise the work of the Board of Executive Officers in the preparation of the Annual Investments Plan;

          (c) to submit to the approval of Shareholders' meetings proposals to the Board of Directors concerning the total annual management compensation;

          (d) to supervise the work of the Board of Executive Officers as to the achievement of targets and results;

        II) The Finance Committee shall meet quarterly at the Company's headquarters and shall have the following attributions:

          (a) to supervise the work of the Board of Executive Officers in revising the Company's cash flow and capital structure;

          (b) to supervise, jointly with the Board of Executive Officers, the implementation and compliance with the Annual Investments Program; and

          (c) to supervise the average cost of the capital structure based on data provided by the Board of Executive Officers, as well as to suggest changes to the structure whenever necessary.

        III) The Development and Marketing Committee shall meet quarterly at the Company's headquarters and shall have the following attributions;

          (a) to supervise, jointly with the Board of Executive Officers, the evolution of the Company's brands, as well as to define their features;

          (b) to supervise the work of the Board of Executive Officers in revising the Company's marketing policy;

          (c) to supervise the work of the Board of Executive Officers in developing, preparing and implementing the Company's marketing plans; and

          (d) to supervise the work of the Board of Executive Officers in the development of proposals for new targets concerning the Company's institutional marketing.

IV) The Audit Committee shall meet quarterly at the Company's headquarters and shall have the following attributions:

          (a) to supervise the work of the Board of Executive Officers in the review of the accounting practices and procedures adopted by the Company; and

          (b) to supervise the work of the Board of Executive Officers in the preparation of the Company's balance sheets and financial statements.

V) The Special Committee shall meet in the Company's headquarters whenever a divergence should arise, on the terms of Article VII of this Agreement.

4.1.14. The meetings of each Committee shall be held with the presence of the majority of the members in office.

4.1.15. In the event of a vacancy, whether for reasons of impediment (either temporary or definitive), termination or resignation of any members of the Committees, his/her substitution shall be provided for by the same Shareholder that appointed him/her originally.

4.2.     Board of Executive Officers

4.2.1. Each of the Shareholders will exercise its rights provided for in this Agreement, and will direct its representatives on the Board of Directors of the Company to exercise their voting rights to ensure the election of the Board of Executive Officers according to this item 4.2.

4.2.2. The Board of Executive Officers will consist of a minimum of three (3) and a maximum of (5) members, with terms of office of two (2) years, to which offices they may be reelected. One of the executive officers shall be the Chief Executive Officer and the others shall have no specific designation.

4.2.2.1. The Chief Executive Officer shall establish the individual attributions of the executive officers and of the members of the Company's senior management, and may for such purpose develop Internal Rules and submit them to the resolution of the Board of Directors.

4.2.2.2. The Chief Executive Officer shall indicate, among the executive officers, the one who shall substitute him/her during occasional impediments.

4.2.3. The Executive Officers, which might be chosen among the staff of professionals of any one of the Shareholders or recruited in the market, shall be elected by the Board of Directors in accordance with the appointment of CBD Companies, in either case being professionals who have renowned competence and flawless reputations.

4.2.4. The Executive Officers shall be evaluated every six months by the Board of Directors of the Company, according to the Key Performance Indicators (KPIs) based on the best practices in the market.

4.2.5. The Shareholders agree that CBD shall be responsible for the operating and administrative management of the Company. Thus, CBD shall have total freedom to take any and all decisions relating to the day-to-day operations of the Company's stores, provided that the direct management of the businesses shall be conducted by experienced professionals with flawless reputation and renowned technical competence who have the necessary qualifications to the performance of their duties.

4.2.5.1. The Board of Executive Officers shall have total freedom to take any operating decisions, including, but not limited to: (i) appointment and removal of the other executives of the Company, (ii) changes to the stores' format, and (iii) general decisions in hiring and dismissing the Company's employees.

4.2.6. SENDAS agrees to ensure that its representatives on the Board of Directors of the Company vote together with the representatives of CBD Companies to appoint and/or remove the Executive Officers as indicated by CBD Companies' representatives.

                                    ARTICLE V
                            EXERCISE OF VOTING RIGHTS

5.1. Except for resolutions concerning the election of members of the Board of Directors which are subject to the provisions of Article IV above, each of the Shareholders shall exercise its voting rights in the Company's shareholders' meetings, and shall ensure that their representatives on the Board of Directors of the Company exercise their voting rights, in compliance with the provisions of this Article V.

5.2. As long as each Shareholder holds fifty percent (50%) of the Joint Participation, the resolutions of the Shareholders Meeting shall be taken by consensus of the Shareholders.

5.3. If the equity participation of any of the Shareholders is lower than fifty percent (50%) of the Joint Participation, such Shareholder shall then have veto rights in the Shareholders' Meeting for resolutions on the following topics:

(a) increase of the Company's capital by issuance of common shares, or reduction of the Company's capital;

(b) transformation, consolidation, merger and spin-off involving the Company;

(c)      dissolution and liquidation, election and removal of liquidators;

(d)      filing for the Company's self-bankruptcy or composition with creditors;

(e)      any changes to the Company's dividend policy;

(f)      providing for the public offering of the Company's capital;

(g)      creation of founders shares;

(h)      change of the corporate name;

(i)      change of the preferences ascribed to the preferred Shares;

(j) any statutory change that could affect the rights and obligations of the Shareholders resulting from this Shareholders Agreement; and

(k) authorization to execute, amend or terminate any agreement or contract between the Company, on the one side, and, on the other side, any of the shareholders of the Company, their relatives or related parties, or Companies that may be controlled by them either directly or indirectly.

5.3.1. The veto rights referred to in item 5.3 above shall last only for as long as the Shareholder holds twenty-five percent (25%) or more of the Joint Participation. In exercising its veto rights, the Shareholder shall explain the reasons for its decision.

5.3.2. The Shareholders agree that they shall not be granted the right to veto any transactions to increase the capital stock through the issuance of preferred Shares, except if the preferred Shares being issued have or may have in the future voting rights.

5.4. Failure to attend the Shareholders' Meeting or the meetings of the Board of Directors, as well as abstention from voting by any Shareholders or by members of the Board of Directors elected under this Agreement, shall entitle the harmed Shareholder the right to vote with the Shares held by the absent Shareholder and, in the case of the Board of Directors, the board members appointed by the harmed Shareholder shall have the right to vote for the absent Board Members, pursuant to
         Article 118, Paragraph Nine of the Corporation Law.

                                   ARTICLE VI
                            RIGHTS OF FIRST REFUSAL,
                           OF PUT OPTION, OF EXCHANGE
                                AND OF TAG ALONG

6.1. Each of the Shareholders hereby undertakes (i) to refrain from Transferring its Shares without providing to the other Shareholder the rights of first refusal and tag along according to this Article VI; and
         (ii) to refrain from creating any type of Encumbrance on its Shares without prior written consent of the other Shareholder.

6.2. To ensure the right of first refusal established in this Agreement, the Shareholders will observe the following:

(a) a Shareholder that wishes to Transfer the totality or a portion of its Shares (hereinafter referred to as "Offering Shareholder"), on the terms and conditions of a proposal received from an interested third party (hereinafter referred to as "Proposal"), shall notify the other Shareholder (hereinafter referred to as "Offered Shareholder"), with a copy to the Chairman of the Board of Directors of the Company, informing (i) the name and identification of the interested third party; (ii) the number of Shares held by it that it intends to Transfer (hereinafter referred to as "Offered Shares"); and (iii) the price and other payment terms;

(b) unless expressly authorized by the Offering Shareholder, the Offered Shareholder may only exercise its right of first refusal to purchase the totality of the Offered Shares;

(c) the Offered Shareholder that wishes to exercise its right of first refusal shall notify the Offering Shareholder, with a copy to the Chairman of the Board of Directors of the Company, within thirty (30) days as of the receipt of the Proposal ("Term for First Refusal"), manifesting its irreversible and unconditional commitment to acquire all of the Offered Shares for the price and on the terms of the Proposal;

(d) if the Offered Shareholder manifests its commitment to acquire the Offered Shares within the Term for First Refusal, the Shareholders shall complete the transaction of purchase and sale of the Shares on the exact terms of the Proposal; lack of manifestation concerning the exercise of the right of first refusal, in respect of each Proposal, within the Term for First Refusal, will be considered as an irrevocable and irreversible waiver by the Offered Shareholder exclusively in respect of such specific Proposal, regarding the right of first refusal referred to in this item 6.2;

(e) if the Offered Shareholder fails to exercise the right of first refusal within the Term for First Refusal, the Offering Shareholder shall have the right to Transfer the Offered Shares to the interested third party on the exact terms of the Proposal, provided that such Transfer is completed within a maximum of sixty (60) days as of the expiration of the Term for First Refusal;

(f)      if the Transfer is not completed within the term established in item
         (e) above, the procedure described in this item 6.2 shall be initiated; and

(g) if any one of the Shareholders partially Transfer to third parties its Shares on the terms of this item 6.2, for purposes of this Agreement such acquiring third party shall be considered (jointly with the Offering Shareholder) as one single party, extending to the group thus formed the rights and obligations attributed by this Agreement to the Offering Shareholder.

6.3. Should the Shares owned by any of the Shareholders be subject to seizure, attachment or judicial pledge, such Shareholder shall immediately inform the other Shareholder as to such fact. If the judicial measure is not released within thirty (30) days as of its effectiveness, the Shareholder that holds the Shares shall notify the other Shareholder in this regard. Such notice shall be considered to be an offer for sale of such Shares for their Transfer Value. A Shareholder that accepts the offer may, in order to acquire the Shares that are subject to judicial restriction, deposit in court the amount that is necessary to release the attachment. If the disbursement made by the Shareholder to release the mentioned restriction exceeds for any reason the Transfer Value, such Shareholder shall be reimbursed in cash by the other Shareholder within thirty (30) days as of the date of the payment made by the Shareholder to release the mentioned judicial restriction. If the Transfer Value of the Shares exceeds the necessary amount to release the restriction, the acquiring Shareholder shall pay the difference directly to the disposing Shareholder on the same date that it deposits such value in court if the Transfer Value has already been assessed or in up to ten
         (10) days after the date of assessment of the Transfer Value.

6.4. Any Shareholder that intends to Transfer, in whole or in part, the subscription rights that derive from the Shares shall assure to the other Shareholder the right of first refusal, by applying what is provided under item 6.2. of this Agreement, except for the terms established therein, which shall be of ten (10) days.

6.5. The transfer of the Shares shall only be valid and effective if the acquirer adheres in advance, in writing and without restrictions to the terms and conditions of this Agreement.

6.6. The obligation of assuring the right of first refusal established in this Article VI shall not apply:

(a) to the transfer on a fiduciary basis by the Shareholders to the board members of preferred Shares, in the form provided under 4.1.10 above; or

(b) to the Transfer of the Shares by any of the Shareholders to any party that (i) exercises Equity Control over such Shareholder; or (ii) if it is under the Equity Control of such Shareholder.

6.6.1. Subject to the provisions of item 6.2.2 below, the Shares that may be Transferred by any of the Shareholders in the cases established in letters (a) or (b) of item 6.6. above shall remain entirely bound by this Agreement, which shall be extended to the relevant acquirer of the Shares (hereinafter referred to as "Acquirer") in all of their rights and obligations.

6.6.2. A condition precedent for the effectiveness of the relevant Transfer of Shares, in the cases provided under letters (a) and (b) of item 6.6 above, is the execution by the relevant Acquirer of an instrument by which he/she/it adheres to this Agreement irrevocably and irreversibly undertakes to unconditionally observe all of its terms and provisions, including, but not limited to, the rights of first refusal and of tag along established in this Article VI.

6.6.3. If any of the Shareholders should Transfer of its Shares, as provided under letters (a) and (b) of item 6.6, to more than one Acquirer, such Acquirers shall be all treated (jointly with the disposing Shareholder, if such Shareholder remains as holder of a portion of the Shares), for the purposes of this Agreement, as one single party, in which case the term "Shareholder", defined in letter (b) of item 1.1 above shall thereinafter mean all of the Acquirers jointly (and also the disposing Shareholder, if it remains as holder of a portion of the Shares).

6.6.4. In the case of letter (b) of item 6.6 above, if the disposing Shareholder ceases to hold any participation in the voting capital of the Company, the Acquirers shall indicate within a maximum term of five
         (5) days as of the date on which the disposing Shareholder ceases to hold Shares of the Company, through a notice to the other Shareholder, with a copy to the Chairman of the Board of Directors of the Company, the name and address of the Acquirer which will individually represent all of the other Acquirers in respect of any and all issues concerning this Agreement.

6.7.     Transfer of the Equity Control of CBD Companies

6.7.1. If the CBD controller transfers, either directly or indirectly, the Equity Control of CBD Companies, it shall notify SENDAS in writing informing (i) the name and identification of the third party to which the control is being transferred; and (ii) that the acquirer of the control has assumed an irrevocable and irreversible obligation of acquiring, if SENDAS should exercise the right provided under 6.7.2, the totality of the Shares owned by SENDAS for the Transfer Value, to be paid in cash on demand.

6.7.2. If SENDAS wishes to sell the totality of the Shares it owns on the conditions established above ("put"), it must manifest in writing to CBD its irreversible and irrevocable decision of selling the totality of the Shares that it owns within thirty (30) days following the receipt of the notice referred to item 6.7.1; the formalization of the transfer of the Shares, with payment of the Transfer of Value, shall be effected within thirty (30) days as of the notice from SENDAS to CBD or, if upon expiration of such term the Transfer Value has not yet been assessed, within ten (10) days following the assessment.

6.7.3. Lack of manifestation regarding the exercise of the "put" within the term established in item 6.7.2 above shall be considered as an irrevocable and irreversible waiver on the part of the SENDAS, exclusively for such specific proposal.

6.8.     Transfer of the Equity Control of SENDAS or of SENDAS EMPREENDIMENTOS

6.8.1. If SENDAS Controller receives from a third party a proposal (hereinafter referred to as "Proposal") to Transfer the equity control of SENDAS and/or of SENDAS EMPREENDIMENTOS, it shall notify CBD in writing informing (i) the name and identification of the acquiring third party; (ii) the number of SENDAS's shares and/or SENDAS EMPREENDIMENTOS's quotas that it intends to transfer and the percentage that they represent in the voting capital of such companies; (iii) the conditions of any voting Agreement to be executed with the acquiring third party; and (iv) the price and other payment terms.

6.8.2. Within thirty (30) days as of the date of receipt of the notice referred to in item 6.8.1 above, CBD shall have the right to, at its exclusive discretion, notify SENDAS controller manifesting its irrevocable and irreversible commitment to: (i) exercise the right of first refusal as to acquisition of the SENDAS shares and/or the SENDAS EMPREENDIMENTOS QUOTAS, on the same terms and conditions of the relevant Proposal; or (ii) exercising the right of acquiring from SENDAS the totality of the Shares of the Company held by SENDAS, for the relevant Transfer Value.

6.8.3. If CBD manifests its intention of acquiring: (i) the SENDAS shares and/or the SENDAS EMPREENDIMENTOS quotas if it exercises the right of first refusal referred to in item 6.8.2 (i) above; or (ii) the Shares of the Company held by SENDAS if it exercises the right to purchase the Shares as described in item 6.8.2 (ii) above, the relevant purchase and sale shall be completed within a maximum term of thirty (30) days as of the date of remittance of the notice referred in item 6.8.2 above.

6.8.4. Lack of manifestation regarding the exercise of first refusal and/or the right to purchase the Shares within the term established in item 6.8.2 above shall be considered as an irrevocable and irreversible waiver by CBD of the relevant right of first refusal and right of purchase of the Shares held by SENDAS, exclusively in respect of such specific proposal.

6.9.          Share Exchange

6.9.1. As from February 1, 2007, SENDAS may at any time at its exclusive discretion exercise the right to exchange the totality or a portion of the paid-in Shares held by it for preferred Shares representing the capital stock of CBD ("CBD Preferred Shares"), provided that it notifies CBD in writing at least ninety (90) days in advance of the date of the mentioned exercise. In this case, CBD undertakes to provide the necessary measures to finalize the exchange.

6.9.1.1. If SENDAS exercises the exchange right mentioned in item 6.9.1 within the term of ninety (90) days referred to therein, CBD may choose to perform its obligation at its exclusive discretion by one or combined alternative ways or a combination thereof: (a) to carry out the exchange; and/or (b) to purchase in cash - for the Transfer Value to be paid on the effective date of transfer - the Shares upon which the right of exchange has been exercised, and/or
              (c) to adopt any one of the mechanisms referred to in item 6.9.2.

6.9.1.2. In the share exchange, the value of the paid-in Shares will be the Transfer Value on the date of the event, while the value of CBD Preferred Shares will be the average of their average trading prices for the five (5) Bovespa trading sessions preceding the date of the event, considering as the date of the event the day on which CBD receives the notice referred to in item 6.9.1.

6.9.1.3. Upon receipt of the notice by CBD, the evaluation of the Transfer Value shall commence immediately, as set forth in letter (y) of 1.1.

6.9.2. Provided that the exchange ratio deriving from the application of the rule established in 6.9.1.2 is fully observed and the term of ninety (90) days referred to in 6.9.1.1 is respected, the Share exchange may be alternatively accomplished, at the discretion of the CBD controller, by use of any corporate procedure (increase of CBD's capital stock, merger of Shares pursuant to Article 252 of the Corporation Law, or any other), in which case SENDAS shall be required to perform, in order to accomplish the exchange, all of the acts for which it is responsible in respect of the corporate procedure chosen by CBD.

6.9.3. In case an exchange of the totality of the paid-in Shares held by SENDAS for CBD Preferred Shares takes place, the Shareholders agree to approve the creation of one (1) Class A Common Share to be issued at the price of one Real (R$ 1.00), which shall be subscribed and paid in by SENDAS on the same date of the exchange of the totality of the Shares held by SENDAS for CBD Preferred Shares.

6.9.3.1. Following the exchange described in this item and the subscription by SENDAS of the mentioned Class A Common Share, SENDAS will be entitled to have a restricted voting right in the election of one
              (1) member of the Board of Directors of the Company in a separate voting procedure.

6.9.4. In case SENDAS Transfers a percentage greater than seventy-five percent (75%) of the CBD Preferred Shares owned by it, which shall include CBD Preferred Shares acquired through exchange as well as the stock dividends attributed thereto, SENDAS hereby irrevocably and irreversibly undertakes to transfer to CBD the mentioned Class A Common Share at the established and agreed price of one Real (R$ 1.00).

6.9.5. SENDAS shall notify CBD in writing, at least thirty (30) days in advance, the scheduled date of the Transfer to third parties of any amount of CBD Preferred Shares held by SENDAS during the term of effectiveness of this Agreement.

6.9.5.1. With due regard for the provisions under 6.9.5.2 below, the CBD Preferred Shares may only be sold by SENDAS according to the following schedule:

                  (a) from February 1, 2007 to January 31, 2010: one third (1/3) of the CBD Preferred Shares;

                  (b) from January 1, 2010 to January 31, 2013: one third (1/3) of the CBD Preferred Shares;

                  (c) as from February 1, 2013: the balance of the CBD Preferred Shares still held by SENDAS.

6.9.5.2. In order to avoid that the trading price of CBD Preferred Shares be affected negatively, the sale of such Shares by SENDAS in he stock exchange shall be effected in tranches to be defined by mutual agreement between the Shareholders. If the Shareholders fail to reach an Agreement as to the definition of the tranches, the definition shall be established by the Special Committee referred to in Article VII. CBD undertakes to collaborate with SENDAS to maximize the trading price of CBD Preferred Shares, including through the support to road shows that SENDAS may intend to promote.

6.10.    Tag Along Rights

6.10.1. A Shareholder that intends to sell common Shares in an amount greater than ten percent (10%) of the

         Joint Participation shall be required to offer also and concomitantly a tag along right, according to this item 6.10, in addition to the offering of the right of first refusal to the other Shareholder as provided under this Article VI.

6.10.2. Upon receiving the notice referred to in letter (a) of item 6.2, an Offered Shareholder that does not wish to exercise the right of first refusal for the common Shares offered may manifest within the Term for First Refusal its irrevocable and irreversible decision to sell, jointly with the Offering Shareholder, Shares in a quantity not greater than that being sold by the Offering Shareholder.

6.10.3. If the tag along right is exercised, both the Shares of the Offering Shareholder and those of the Offered Shareholder shall be sold on the same date and on the same conditions.

6.11. Any Transfer of or constriction of Shares inconsistent with the provisions of this Article VI shall not be valid, and the management of the Company is forbidden from making entries in the relevant corporate books, subject to being held personally liable.


                                   ARTICLE VII
                             SOLUTION OF DIVERGENCES

7.1. In the event of a tie concerning a resolution of the Board of Directors, and in other cases expressly provided for in this Agreement as provided for in item 4.1.9.3., the procedure provided for in this
         Article VII shall be mandatorily adopted.

7.2. The Shareholders shall establish a Special Committee consisting of three (3) independent members, one (1) indicated by each of the Shareholders and the third, which shall be an independent consultant specialized in the Company's field of activity, indicated by mutual Agreement by the Shareholders, for the solution of divergences ("Special Committee"). Should the Shareholders fail to arrive at a consensus as to the designation of the mentioned independent consultant, the Chairman of the Chamber of Conciliation and Arbitration of the Getulio Vargas Foundation - FGV or, should the latter be unable to comply with this request, the Chairman of the Chamber of Arbitration of the Sao Paulo Stock Exchange - Bovespa (Camara de Arbitragem do Mercado da Bolsa de Valores do Estado de Sao Paulo), shall appoint the referred independent consultant. The Special Committee shall decide by majority vote and shall have twenty (20) days to present a solution for the divergence that has been submitted to it. The decision of the Special Committee shall be final and shall be respected by the board members and by the Shareholders.

                                  ARTICLE VIII
                         INTERVENING CONSENTING PARTIES

8.1. The Company executes this Agreement as intervening party, is aware of its terms and undertakes to comply with all of its provisions and, particularly, to file it as provided for in Article 118 of the Corporation Law.

8.2. The following text shall be inserted as to the book-entry concerning the common shares held by the Shareholders in the Book of Register of Registered Shares: "The encumbrance or transfer of these shares, on any account, is subject to the terms, limits and conditions of the Shareholders Agreement executed on February 29, 2004, under penalty of annulment and inefficacy of the transaction."

8.3. The Company shall only be required to observe any amendments to the terms of this Agreement if they have been established through a written agreement.

8.4. The Company undertakes to immediately notify the Shareholders of any act, fact or omission that could represent a violation of this Agreement, as well as to take any measures that may be required by subsequent legislation as a condition for maintaining the validity and effectiveness of this Agreement.

8.5. Messrs. ARTHUR ANTONIO SENDAS and ABILIO DOS SANTOS DINIZ, in addition to SENDAS

         EMPREENDIMENTOS, PAIC, PENINSULA and NOVA PENINSULA, hereby execute this Agreement as intervening parties, and therefore are aware of all of its terms and irrevocably and irreversibly undertake to observe and comply with all of its provisions, particularly those relative to the rights provided for in Article VI.

                                   ARTICLE IX
                                    NOTICES

9.1. Any communication, notice and/or advice concerning the provisions of this Agreement shall be sent in writing and delivered to each Shareholder by fax, registered mail with acknowledgement notice, or by any other form that is mutually acceptable to the Shareholders, to the addresses below:

         (a)      if addressed to SENDAS, to:
                  Rodovia Presidente Dutra 4674
                  Sao Joao de Meriti, RJ
                  CEP 25569-900
                  Fax: (21) 26519543
                  Attn: Arthur Antonio Sendas
                  With a copy (without the effects of a notice) to:
                  Av. Almirante Barroso, 52 - 5(0) Andar
                  Rio de Janeiro, RJ
                  CEP 20031-00
                  Fax: (21) 2262-2459
                  Attn: Oswaldo de Moraes Bastos Sobrinho

         (b)      if addressed to CBD Companies, to CBD:
                  Avenida Brigadeiro Luiz Antonio, 3142
                  Sao Paulo - SP
                  CEP 01402-000
                  Fax: (11) 38856441
                  Attn: Augusto Marques da Cruz Filho
                  With a copy (without the effects of a notice) to:
                  Av. Paulista, 149 - 20(degree) andar
                  Sao Paulo, SP
                  CEP 01311-928
                  Fax: (11) 3247-7732
                  Attn: Moacir Zilbovicius

         (c)      if addressed to the Company, to:
                  Av. Brigadeiro Luiz Antonio, 3142
                  Sao Paulo, SP
                  CEP: 01402-000
                  Fax: (11) 38856700
                  Attn: Caio Racy Mattar

         (d) if addressed to Mr. ARTHUR ANTONIO SENDAS or SENDAS EMPREENDIMENTOS, to:
                  Rodovia Presidente Dutra, 4674
                  Sao Joao de Meriti, RJ
                  CEP: 25569-900
                  Fax: (21) 26519543
                  Attn: Arthur Antonio Sendas
                  With a copy (without the effects of a notice) to:
                  Av. Almirante Barroso, 52 - 5(0) Andar
                  Rio de Janeiro, RJ
                  CEP 20031-00 (sic)
                  Fax: (21) 2262-2459
                  Attn: Oswaldo de Moraes Bastos Sobrinho

         (e) if addressed to ABILIO DOS SANTOS DINIZ, PAIC or PENINSULA, to:
                  Avenida Brigadeiro Luiz Antonio, 3142
                  Sao Paulo - SP
                  CEP 01402-000
                  Fax: (11) 38850051
                  Attn: Augusto Marques da Cruz Filho
                  With a copy (without the effects of a notice) to:
                  Av. Paulista, 1499 - 20(degree) andar
                  Sao Paulo, SP
                  CEP 01311-928
                  Fax: (11) 3247-7732
                  Attn: Moacir Zilbovicius

9.2. Any Shareholder or intervening party may change the address for notices mentioned in item 9.1 above provided that it notifies such change to the other parties, according to the provisions of this Article IX.


                        ARTICLE X - TERM OF EFFECTIVENESS

10.1. This Agreement shall remain in effect as long as any Shareholder or successor thereof - severally or constituting a group, as provided under letter (g) of item 6.2 -holds any Shares. Except as provided under items 6.9.5.2 and 7.2, if SENDAS becomes the holder of the Class A Common Share, it shall lose all rights and shall be released from all obligations resulting from this Shareholders Agreement, except for those that are inherent to the Class A Common Share.


                        ARTICLE XI - SPECIFIC PERFORMANCE

11.1. The Shareholders hereby acknowledge and represent that the mere payment of losses and damages shall not represent adequate compensation for default of any obligation undertaken hereunder.

11.2. The provisions of this Agreement shall be subject to specific performance, pursuant to Article 118, Paragraph Three, of the Corporation Law, and the Shareholders acknowledge that this instrument constitutes an extrajudicial instrument of enforcement for compliance with the provisions of Articles 461, 462, 639 et seq of the Brazilian Civil Code.

11.3. The president of the Company shareholders' meeting shall deem null, invalid and ineffective any vote that is contrary to the provisions of this Agreement.


                          ARTICLE XII - CONFIDENTIALITY

12.1. The Shareholders hereby agree to maintain under absolute confidentiality all information contained in this Agreement, as well as any documents and information deriving therefrom, during the term of effectiveness of the Agreement and for an additional term of two (2) years as of the date of its termination.

12.2. Unless necessary for implementation of the terms of this Agreement, the Shareholders shall maintain absolute secrecy for the period mentioned in item 12.1 above as to any information of a strategic, business, financial, administrative, legal or any other nature deriving directly or indirectly from this Agreement, except for the obligation resulting from their functions to disclose it to their respective board members, executive officers, consultants or employees, provided that each of such individuals is made aware that this information is strictly confidential and agrees to refrain from disclosing or using the information in any way. The Shareholders undertake, on their own behalf and on behalf of their representatives, agents, employees or subcontractors, to maintain the secrecy and confidentiality of the information obtained herein except if due to an order given by an authority having competent jurisdiction, refraining from using it for any purpose other than in its capacity as Shareholder.


                           ARTICLE XIII - EXCLUSIVITY

13.1. During the term of effectiveness of this Agreement the Shareholders undertake to refrain from engaging in any activity that could compete with the activities of the Company within the Exclusive Territory, either independently or jointly with third parties.

                         ARTICLE XIV - JOINT LIABILITY

CBD Companies are jointly liable for compliance with all of the obligations incumbent upon any of them hereunder.

                         ARTICLE XV - GENERAL PROVISIONS

15.1 Any one of the Shareholders shall always be entitled to access information concerning any business conducted by or proposed to the Company, as well as to provide for, at its own cost, technical, accounting or financial audits of any procedures and records maintained by the Company.

15.2 Should any provision of this Agreement be deemed null or ineffective, the validity or effectiveness of the remaining provisions shall not be affected and shall remain in full force and effect and, in such case, the Shareholders shall negotiate in good faith to substitute the ineffective provision by another that, to the extent possible and reasonable, accomplishes the desired purposes and effects.

15.3 Except for the rights described in Article VI above, if a Shareholder fails to promptly demand compliance with any one of the provisions of this Agreement, or with any one of the rights related to this Agreement, or fails to exercise any one of the prerogatives provided hereunder, such failure shall not be considered to be a waiver of such provisions, rights or prerogatives, and it shall not operate as novation and shall in no way affect the validity of this Agreement.

15.4 The provisions of this Agreement are irrevocable and irreversible and are binding upon the Shareholders, their successors on any account, legal representatives and assignees.

15.5 This Agreement may not be transferred or assigned to third parties, either wholly or in part, except in the cases provided for in this instrument.

15.6 This Agreement shall be filed at the Company's head offices and shall be available for any Shareholder.

15.7 This Agreement may only be amended in writing and such amendment shall only be effective upon execution by the Shareholders and other intervening parties.

15.8 SENDAS and CBD Companies shall exert all efforts to arrive at an amicable composition within a term of thirty (30) days concerning any divergence that may arise during the term of effectiveness of this Agreement. If upon expiration of such term the Shareholders fail to arrive at a consensus, any of the Shareholders may submit the divergence to arbitration, on the terms of Law No. 9307/96. The arbitration shall be coordinated by the Chamber of Conciliation and Arbitration of the Getulio Vargas Foundation - FGV - pursuant to its regulations. The site for the arbitration shall be the City of Rio de Janeiro. For any writs of prevention prior to installation of the arbitration or for execution of the arbitration award, the jurisdiction shall be of the Courts of the City of Rio de Janeiro, with exclusion of any other court, no matter how privileged it may be.

15.9 Any vote contrary to the provisions of this Agreement and manifested in a shareholders' meeting or in a meeting of the Board of Directors of the Company shall be deemed null, invalid and ineffective, and Chairman of the body will have to declare such nullity, invalidity or ineffectiveness of the vote.

This Agreement is executed in two (2) counterparts of equal content and form.

                        Rio de Janeiro, February 29, 2004

                      COMPANHIA BRASILEIRA DE DISTRIBUICAO

                                   SENDAS S.A.

                             SE SUPERMERCADOS LTDA.

                             NOVASOC COMERCIAL LTDA.

                            SENDAS DISTRIBUIDORA S.A.

                              ARTHUR ANTONIO SENDAS

                  SENDAS EMPREENDIMENTOS E PARTICIPACOES LTDA.

                     PAO DE ACUCAR S.A. INDUSTRIA E COMERCIO

                          PENINSULA PARTICIPACOES LTDA.

                        NOVA PENINSULA PARTICIPACOES S.A.

                             ABILIO DOS SANTOS DINIZ